STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported: December 22, 2014

POSITRON CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Texas	000-24092	76-0083622
(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(I.R.S. Employer Identification No.)

530 Oakmont Lane, Westmont, Illinois		60559
(Address of Principle Executive Offices)		(Zip Code)

(317) 576-0183

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under Section Act (17 CFT 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2014, the Board of Directors of Positron Corporation (the “Company”) appointed Yuri Perevalov to the Company’s Board of Directors. Mr. Perevalov is well versed in every segment of the Company’s business and approach and brings a strong, fiscally responsible and strategic mindset to the Board.

Yuri Perevalov, 62, Director. Dr. Perevalov is a business consultant and has been providing consulting services to the Company’s since June 2007. These consulting services include strategy and business development, merger and acquisitions, finance and operations. Prior thereto, Dr. Perevalov was Vice-President of Strategy and Business Development of IPT Inc., a wholly-owned subsidiary of the Company. Prior thereto, Mr. Perevalov held positions in financial analysis and planning in several different industries in Canada and for a decade was Executive Vice-President of Research and head of a department of the economic think-tank of the Russian Academy of Sciences, consulting the provincial government and large companies. Dr. Perevalov is an author of more than 130 publications and reports presented at numerous scientific conferences in Russia, Finland, Germany and Sweden. Dr. Perevalov holds a BS from the Ural State Technical University (Russia), a Candidate of Science degree in Economics (a PhD equivalent) and a Doctor of Science degree in Economics, both from the Russian Academy of Sciences.

With the addition of Dr. Perevalov, the Company returns to a five member Board of Directors, filling the vacancy created by the resignation of Patrick Rooney on September 5, 2014. Dr. Perevalov’s addition completes the transition of Mr. Rooney’s exit. Accordingly, and as a result of the transfer of his ownership of the majority of his holdings of the Company’s securities, Mr. Rooney has concluded his role with the Company as a control person, employee, consultant, or affiliate and the Company’s presently has no plans to rehire Mr. Rooney in the future.

SIGNATURES

Pursuant to the requirements of the securities exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

POSITRON CORPORATION

Date: December 22, 2014	By:	/s/ Corey N. Conn
Name: Corey N. Conn
Title: Chief Financial Officer